UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 19, 2007

GREENE COUNTY BANCSHARES, INC.

(Exact Name of Registrant as Specified in Charter)

Tennessee	0-14289	62-1222567
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)

100 North Main Street
Greeneville, Tennessee	37743-4992
(Address of Principal Executive Offices)	(Zip Code)

(423) 639-5111

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.         Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain  Officers; Compensatory Arrangements of Certain Officers.

On March 19, 2007, the Compensation Committee (the “Committee”) of the Board of Directors of Greene County Bancshares, Inc., a Tennessee corporation (the “Company”) approved the award to the Company’s Chairman and Chief Executive Officer and President and Chief Operating Officer of non-qualified stock options and stock appreciation rights to be settled in cash. Below is the number of stock appreciation rights and non-qualified stock options awarded to these individuals:

Name	Title	Stock Appreciation Rights	Non-Qualified Stock Options

R. Stan Puckett	Chairman of the Board and Chief Executive Officer	9,000	9,000

Kenneth R. Vaught	President and Chief Operating Officer	10,000	10,000

The stock appreciation rights, which, like the non-qualified stock options, vest 20% per year on the anniversary of the award, and have a grant price equal to $34.63 per share, the closing market price for the Company’s Common Stock on The Nasdaq Global Select Market on the date of grant, and expire ten years from the date of grant.  The stock appreciation rights will be settled in cash.  The stock appreciation rights, which were awarded pursuant to the Greene County Bancshares, Inc. 2004 Long-Term Incentive Plan (the “Plan”), vest and become exercisable upon the occurrence of a change in control, as defined in the Plan. Each recipient’s stock appreciation right award agreement contains provisions dealing with, among other things, (i) the effect, on the award, of the termination of the grantee’s service as an employee of the Company whether by retirement, disability, death, or voluntary or involuntary termination; (ii) the stock appreciation rights’ transferability; and (iii) the manner in which the grantee can exercise the stock appreciation rights.

The form of stock appreciation rights agreement is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01            Financial Statements and Exhibits

(d)           Exhibits

10.1         Form of Stock Appreciation Right Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENE COUNTY BANCSHARES, INC.

By:	/s/ James E. Adams
	Name:	James E. Adams
	Title:	Senior Vice President, Chief Financial Officer and Secretary

Date:       March 23, 2007

EXHIBIT INDEX

10.1                           Form of Stock Appreciation Right Award Agreement.